Exhibit 99.1

TransCode Therapeutics Retains Tungsten Advisors to Lead Formal Strategic Process Intended to Maximize Value of TTX-MC138 and its Oncology Portfolio

Lead program TTX-MC138 is in Phase 2a clinical development for ctDNA-positive colorectal cancer following curative-intent treatment

TransCode will evaluate strategic alternatives including licensing arrangements, development partnerships and other strategic transactions

BOSTON, Oct. 28, 2026 — TransCode Therapeutics, Inc. (Nasdaq: RNAZ) ("TransCode" or the "Company"), a clinical-stage biopharmaceutical company developing RNA-based therapeutics and immuno-oncology treatments for high-risk and advanced cancers, today announced that its Board of Directors has initiated a formal strategic process to evaluate opportunities designed to maximize the value of the Company and its oncology portfolio, including its lead product candidate, TTX-MC138.

The process will evaluate a broad range of potential transactions involving the Company, its lead therapeutic candidate TTX-MC138 and its other oncology programs. Potential opportunities may include a licensing or sale of individual assets, development and commercialization partnerships, portfolio transactions, business combinations or other strategic transactions.

TransCode has engaged Tungsten Advisors as the Company’s exclusive strategic financial advisor in connection with the process.

"TTX-MC138 has advanced into Phase 2a clinical development following our Phase 1a study, which provided initial safety data and reports of stable disease," said Philippe P. Calais, PharmD, PhD., CEO and Chairman. "We believe a formal strategic process will help us evaluate opportunities to support the continued development of TTX-MC138 and our broader oncology portfolio, while seeking to maximize value for our stockholders."

TTX-MC138 is an investigational RNA-based therapeutic designed to inhibit microRNA-10b (miR-10b), which is implicated in metastatic cancer cell survival and disease progression. The program is being evaluated in a Phase 2a trial in patients with circulating tumor DNA (ctDNA)-positive colorectal cancer following curative-intent therapy, in collaboration with Quantum Leap Healthcare Collaborative under its PRE-I-SPY program.

On October 13, 2026, TransCode and Natera, Inc. announced a collaboration to support enrollment in the Phase 2a trial. TransCode will use Natera’s Signatera test to identify patients who have completed curative-intent therapy and test positive for molecular residual disease despite having no radiographic evidence of disease. The collaboration aims to improve identification of eligible patients at participating sites and support more efficient trial enrollment.

There can be no assurance that the strategic process will result in any transaction or other strategic outcome. TransCode does not intend to provide updates on the process unless and until its Board of Directors approves a specific transaction or course of action, or the Company otherwise determines that disclosure is appropriate or required.

About TransCode Therapeutics

TransCode Therapeutics is an immuno-oncology and targeted cancer therapy company with a focus on treating advanced malignancy. The company's lead therapeutic candidate, TTX-MC138, is focused on treating metastatic tumors that overexpress microRNA-10b, a unique, well-documented biomarker of metastasis, and is currently being evaluated in a Phase 2a trial under the PRE-I-SPY program in collaboration with Quantum Leap Healthcare Collaborative. In addition, TransCode has a portfolio of other first-in-class therapeutic candidates designed to mobilize the immune system to recognize and destroy cancer cells. For more information,visit www.transcodetherapeutics.com

About TTX-MC138

TTX-MC138 is TransCode’s lead therapeutic candidate and is designed to inhibit miR-10b. Its Phase 1a dose-escalation study in patients with advanced solid tumors met its primary safety endpoint, with no dose-limiting toxicities reported across the evaluated dose levels. In the Company’s September 2026 update, 10 of 14 efficacy-evaluable patients achieved stable disease as their best overall response by investigator assessment. These preliminary findings require confirmation in larger studies.

The Phase 2a trial is designed to evaluate TTX-MC138 in up to 45 patients with colorectal cancer who have completed curative-intent treatment and have no radiographic evidence of disease but remain or become ctDNA-positive, indicating minimal residual disease. TTX-MC138 remains investigational and has not been approved for commercial use.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s strategic process; its potential timing, structure, benefits and outcome; the possibility of any licensing transaction, asset sale, partnership, business combination or other strategic transaction; the development, regulatory approval and commercialization of TTX-MC138 and other product candidates; their potential therapeutic benefits and market opportunities; and the Natera collaboration, including the anticipated use of Signatera and its expected impact on patient identification and trial enrollment. Any forward-looking statements in this press release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the possibility that the strategic process may not result in a transaction; the Company’s ability to identify, negotiate and complete a transaction on acceptable terms; disruption to its business during the process; its need for additional capital and ability to obtain financing; risks associated with clinical trials, including whether early findings will be confirmed in later studies; regulatory review and approval; intellectual property protection; reliance on third parties; the Company’s ability to maintain the listing of its common stock on Nasdaq, including compliance with the minimum bid price requirement; and competition. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause TransCode’s actual results to differ from those contained in or implied by the forward-looking statements, see the section entitled "Risk Factors" in TransCode's Annual Report on Form 10-K for the year ended December 31, 2025, as well as discussions of potential risks, uncertainties and other important factors in any subsequent TransCode filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this release; TransCode undertakes no duty to update this information unless required by law.

For more information and partnering opportunities, please contact: TransCode Therapeutics, Inc., Tania Montgomery, VP of Business Development, tania.montgomery@transcodetherapeutics.com